UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2010 (February 22, 2010)

KMG Chemicals, Inc.
 (Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 W. Sam Houston Pkwy S, Suite 402, Houston, Texas	77099
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 713-600-3800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d)  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 22, 2010, the Board of Directors of KMG Chemicals, Inc., voted to add Karen A. Twitchell to the Board of Directors. Her term will expire at the Annual Stockholders Meeting in 2010. There are no understandings or arrangements between Ms. Twitchell and any other person by which she was selected as a director. Ms. Twitchell was appointed to the Audit Committee and the Risk Oversight Committee.

Mr. Charles L. Mears retired from the Board effective as of the conclusion of the meeting on February 23, 2010. A copy of his resignation letter is included as Exhibit 17.1. Mr. Mears has decided to scale back his business activities. Mr. Mears did not resign because of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Mears had been a member of the Compensation Committee and the Governance and Nominating Committee.

The Company has provided Mr. Mears with a copy of the above disclosures in conjunction with the filing of this Form 8-K. The Company requested that Mr. Mears deliver to the Company a letter stating whether he agrees with the statements made by the Company in response, and if not, stating the respects in which he does not agree. Mr. Mears has said that he agrees with the statements made by the Company. A copy of the letter of Mr. Mears is filed as Exhibit 17.2

A copy of the Press Release issued by the Company on February 25, 2010 is included as Exhibit 99.1 to this report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Exhibit

99.1 17.1 17.2	Press Release dated February 25, 2010 Resignation letter of Mr. Charles L. Mears Response letter of Mr. Charles L. Mears

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By: /s/ John V. Sobchak	Date: February 26, 2010
John V. Sobchak, Chief Financial Officer